CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT dated as of January 15, 2026 between NexMetals Mining Corp., a corporation existing under the laws of the Province of British Columbia (the "**Company**") and Elkam Consulting Ltd. (the "**Consultant**") as an independent contractor to provide the personal services of Sean Whiteford (the "**Principal**") to perform consulting services for the Company (this "**Agreement**").

WHEREAS the Consultant is a party to an agreement with Premium Resources International Limited ("**PRIL**"), a subsidiary of the Company, dated October 17, 2023, as amended on April 17, 2025 (the "**2023 Agreement**");

WHEREAS the Company wishes the Principal to assume the role as the Company's Chief Executive Officer ("**CEO**") effective January 15, 2026, and the Consultant, on behalf of the Principal, has agreed to do so on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS the Company and the Consultant hereby agree that this Agreement will replace the 2023 Agreement in its entirety effective January 1, 2026 (the "**Effective Date**").

NOW, THEREFORE, in consideration of the respective covenants, promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1
TERM

1.1 Term

The Consultant's engagement as an independent contractor under the terms of this Agreement will commence on, and be effective as of, the Effective Date and will continue until terminated as provided herein.

ARTICLE 2
SERVICES

2.1 Services & Primary Contact

During the term of this Agreement, the Consultant will perform the services as more particularly described on Schedule "A" (the "**Services**"). The Consultant will make the Principal available to perform the Services and will not permit any other person to perform the Services without the prior written consent of the Company. The Company's primary contact with the Consultant will be the Principal.

2.2 Board of Directors

The Principal will report to the Board of Directors of the Company (the "**Board**"). The Principal shall hold such other office or offices of the Company as may from time to time reasonably be required by the Board to facilitate the performance of the Services by the Principal.

2.3 Location of Principal

The Principal shall provide the Services principally from a home office at his residence in Chagrin Falls, Ohio or as otherwise provided by the Principal. The Principal will be required to travel frequently for business purposes to the operations of the Company and elsewhere to engage with directors, officers and employees of the Company, shareholders, potential investors, regulatory authorities, governmental agencies and other third parties.

2.4 Authorizations

The Consultant and the Company shall do all such things as may be necessary or advisable on their respective parts to obtain and maintain all visas, work permits and other authorizations or documentation required to enable the Principal to travel freely between Canada and the United States, or between either of them and the Republic of Botswana or between any of them and Barbados, or to or from any other jurisdiction, for the purposes of performing the Services to the Company hereunder.

2.5 Responsibilities of Principal

The Consultant shall ensure that the Principal shall devote his best efforts to the business and affairs of the Company in performing the Services and during the Term will not engage in any other business, profession or occupation which would conflict or interfere with the performance of the Services either directly or indirectly. The Principal will not be permitted to act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization which would conflict or interfere with the performance of the Services without the Board's prior written consent, which consent shall be exercised in the Board's discretion.

2.6 Responsibility of Consultant for Principal

The Consultant will be responsible for all of the acts and omissions of the Principal as if the things he does (or fails to do) were things the Consultant did (or failed to do). The Consultant will also: (a) be responsible to ensure that the Principal is trained and competent; (b) supervise and control the Principal; (c) exercise exclusive responsibility for the Principal; (d) pay and treat the Principal in accordance with the Consultant's obligations under the law; and (e) direct the Principal to follow the terms of this Agreement.

2.7 Performance

The Consultant will, and will cause the Principal to, perform the Services in a competent, professional, efficient and ethical manner that promotes the interests, goodwill and business of the Company, at all times in compliance with those of the Company policies and guidelines that may be disclosed as applicable to the Consultant from time to time as well the highest standards and practices commonly expected of qualified and experienced providers of similar services. The Consultant will ensure that the Principal devotes good faith, sufficient effort

and attention to the full and proper performance of the Services, complying with all applicable laws.

2.8 Relationship

The Consultant and the Principal will, at all times, perform the Services as an independent contractor, and not as an employee, agent, partner, or joint venturer, and nothing in this Agreement creates a relationship between the Company and the Consultant (or the Principal) other than an independent contractor relationship. The Consultant will, for itself and the Principal: (a) register, maintain, and comply with any licences, registrations, and other approvals required in connection with the performance of the Services by any government or regulator; (b) obtain, maintain, and comply with all necessary work permits, visas, and immigration statuses necessary to perform the Services that are required under this Agreement; and (c) deliver to the Company, as the Company requests, proof that is satisfactory to the Company, acting reasonably, of lawful compliance with the foregoing and that the Consultant and the Principal are in good standing under all applicable laws.

2.9 Provision of Tools and Equipment

As an independent contractor, the Consultant is responsible for providing (at its own expense) those facilities, systems, communication devices, hardware, software, and other equipment necessary to perform the Services that are not provided by the Company. However, without affecting the independent contracting relationship between the parties, the Company may provide equipment or facilities for use in performing the Services, and the Principal will: (a) use them for the Services only; (b) keep them in good condition (reasonable wear and tear excepted); and (c) return them to the Company upon its request, and in any event, when this Agreement comes to an end.

2.10 Hours of Work

The Consultant and the Principal agree to work such hours as are reasonably necessary in order to perform the Services under this Agreement. The Consultant and the Principal will generally work during the Company's then-current business hours.

2.11 Policies

The Principal shall conduct himself in such a manner that will ensure the best representation and public image for the Company. In addition, the Principal agrees that he shall perform his duties in accordance with the applicable rules and policies of the Company as they currently exist or as may be adopted or amended from time to time. In particular, and without limiting the generality of the foregoing or the specific provisions of the various rules and policies of the Company in effect at any time or from time to time, the Principal acknowledges and agrees to comply with the following policies of the Company:

(a) Code of Business Conduct and Ethics Policy, which among other things, requires the Principal to maintain the highest standard of honesty and integrity in business affairs; and

(b) Compensation Recovery Policy, which requires that the Principal reimburse the Company for any incentive payments received in the event the Company's financial statements are subsequently restated due to an error in reporting which error led to an overpayment of incentive compensation.

ARTICLE 3
COMPENSATION OF THE CONSULTANT

Subject to all the provisions of this Agreement and the applicable compensation plans, the Company shall compensate the Consultant for the services of the Principal hereunder on the basis hereafter set out in this Article 3. The Consultant's remuneration and all applicable compensation plans shall be subject to periodic review by the Compensation Committee of the Board (the "**Compensation Committee**") and the Board. The Company reserves the right to amend or change the Consultant's remuneration package, subject to approval of the Compensation Committee and the Board, in consultation with the Consultant, from time to time.

3.1 Annual Fee

Commencing on the Effective Date, the Company shall pay the Consultant a monthly fee of US$25,850 (the "**Monthly Fee**"), subject to such increases as may be approved from time to time by the Board.

The Monthly Fee shall be reviewed annually, in the month of March, by the Compensation Committee and the Board. Any increase in the Monthly Fee approved by the Board as a result of any such review shall be effective retroactive to January 1 of the year in which such approval is granted.

The Consultant will invoice the Company on a monthly basis, with payment of such invoices being paid within fifteen business (15) days of the Company’s receipt of such invoice, plus applicable taxes.

The Consultant will be solely responsible for: (a) determining and making payment of Consultant and Principal’s own federal, state and local income taxes and the Company will not withhold any such taxes from amounts payable to Consultant by the Company ; and (b) determining, collecting and remitting payments for employment insurance, and other similar employment and any tax related payments and remittances for the Consultant and the Principal as required by any law. Consultant shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Consultant or Principal at any time and for any reason as a result of this Agreement or the performance of services by Principal. The Consultant will indemnify, defend and hold the Company fully harmless against any liabilities or penalties incurred if the Consultant fails to do so. The Consultant will not be entitled to any of the benefits made available to employees of the Company. The Consultant will advise the Company of its tax identification number (to be indicated on each invoice).

3.2 Annual Performance Bonus

The Consultant shall have the opportunity to earn an annual performance bonus (the "**Performance Bonus**"), based on the achievement of agreed objective targets. The target of the Performance Bonus for the Consultant will be six (6) times the Monthly Fee for the year in question (the "**Target Performance Bonus**"). At the discretion of the Board, the Performance Bonus may be paid in cash, stock options ("**Options**"), restricted share units ("**RSUs**") or some combination thereof.

3.3 Annual Equity Award

The Consultant shall be eligible for an annual long-term incentive award, in the discretion of the Board, in the form of Options and/or RSUs. The annual long-term incentive award target will be fifteen (15) times the Monthly Fee for the year in question (the "**Target LTI Award**").

3.4 Equity Incentive Signing Compensation

As a one-time equity incentive, the Company shall, on or shortly after the Effective Date and subject to any trading blackouts in place, grant the Consultant US$365,000 in RSUs with such RSUs vesting as to 50% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant.

3.5 Benefits Reimbursement

The Consultant and Principal will not be entitled to any of the benefits made available to employees of the Company. The Company agrees to reimburse up to US$24,000 per year for the purposes of the Consultant purchasing life insurance, disability insurance and/or medical and/or dental coverage. This provision otherwise has no cash value.

3.6 Days Off

Principal will continue to receive pay under this Agreement during up to twenty-five (25) days during which the Principal would otherwise be performing the Services each year during the Term, provided Principal coordinates the dates of such time in advance with the Company. In the event that this Agreement is terminated, the Consultant and Principal shall be entitled to payout of any such time off that has not yet been used.

3.7 Business Expenses

The Consultant shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Consultant in connection with the performance of the Services hereunder in accordance with, and subject to, the Company's expense reimbursement policies, as in effect from time to time.

3.8 Legal Fees Expense Re-Imbursement

The Consultant shall be entitled to reimbursement up to US$5,000 for legal expenses incurred by the Consultant in connection with the negotiation and entering into of this Agreement.

3.9 Indemnification

The Company agrees to enter into an indemnity agreement pursuant to which the Company will indemnify and hold harmless the Consultant discharging its duties as an officer of the Company, on and subject to the terms of the Company's standard indemnification agreement. The Company also covenants to maintain director and officer liability insurance in such amounts as the Company may reasonably determine.

3.10 Compensation Exhaustive

For greater certainty, the Consultant shall not be entitled to any other remuneration, or payment or compensation in lieu thereof, except as expressly set forth in this Agreement (unless otherwise specifically agreed in writing between the Consultant and the Company).

ARTICLE 4
TERMINATION OF AGREEMENT

4.1 Continuation of Agreement

This Agreement shall continue until terminated in accordance with its terms. Upon termination of this Agreement, for any reason, the entitlement of the Consultant shall be limited to the amounts and benefits described under the relevant part of Section 4.7 or Section 4.8 hereof, as the case may be.

4.2 Termination by the Consultant

The Consultant may terminate this Agreement at any time and for any reason by providing written notice of such termination (the "**Termination Notice**") to the Company. To be effective, such Termination Notice must be delivered to the Company not less than two (2) months prior to the termination date set out in the Termination Notice (other than in the circumstance of termination by the Consultant for Good Reason in connection with a Change of Control as set forth in Section 4.8). Following receipt by the Company of the Termination Notice, the Company may, within ten (10) business days of receipt thereof, advise the Consultant that the Company wishes to waive all or a portion of the two (2) month notice period.

4.3 Termination for Material Breach

(a) The Company may terminate this Agreement for Material Breach by giving written notice of termination to the Consultant setting out the basis for termination.

(b) For purposes of this Agreement, "**Material Breach**" shall mean:

(i) the material failure of the Consultant or the Principal to perform the Services hereunder or to comply with any provision of this Agreement, provided that the Consultant or Principal has been provided with written notice of such failure, specifying in reasonable detail the nature of the failure, at least 30 days prior to the Termination Date (as defined herein) and, if such failure is capable of remedy, shall have failed to take all reasonable efforts to remedy such material failure within such 30-day period; "**material**" for the purposes of this Section 4.3 means such failure which is significant and adverse to the Company and its affiliates, taken as a whole, as determined by the Company in good faith;

(ii) the Consultant or the Principal acting dishonestly or fraudulently, or the wilful misconduct of the Consultant or the Principal, in the course of providing the Services hereunder;

(iii) if the Consultant or the Principal, or any member of the Principal's immediate family, makes any personal profit arising out of or in connection with any transaction to which the Company is a party or with which the Company is associated without making disclosure to and obtaining the prior written consent of the Company;

(iv) the conviction of the Consultant or the Principal for, or a guilty plea by the Consultant or the Principal to, any criminal offence punishable by imprisonment that may reasonably be considered to be likely to adversely affect the Company or the suitability of the Consultant or the Principal to perform the Services hereunder, including any offence involving fraud, theft, embezzlement, forgery, wilful misappropriation of funds or property, or other fraudulent or dishonest acts; or

(v) any other act, event or circumstance which would constitute a material breach of this Agreement and would constitute cause for termination of the Agreement at law.

4.4 Permanent Disability

If due to a physical or mental impairment, the Principal is unable to perform the essential functions of a CEO, with or without reasonable accommodation, for a period or periods totalling at least one-hundred and eighty (180) days in any twelve (12) consecutive month period, or upon the determination by a physician that the Principal will be unable to return to work and perform the Services on a full-time basis within one-hundred and eighty (180) days following the date of such determination on account of physical or mental impairment ("**Permanent Disability**"), the Company may terminate this Agreement. In the latter case, the determination shall be made by a medical doctor agreed to by the Company and the Principal, or in the event the Principal is unable to designate a doctor, by the Principal's legal representative. In the absence of agreement between the Company and the Principal, each party will nominate a medical doctor and the two doctors so nominated will select a third doctor who will make the determination as to Permanent Disability.

Termination due to Permanent Disability shall not prejudice any benefit or compensation payable to the Consultant that is fully vested as of such date and provided further that nothing in this Section 4.4 shall give the Company the right to terminate this Agreement prior to discharging its obligations to the Consultant, if any, under applicable law.

4.5 Death

This Agreement shall terminate automatically upon the Principal's death.

4.6 Other Termination by the Company

The Company may terminate this Agreement (other than as provided in the foregoing provisions of this Article 4) at any time, in its sole discretion, by giving written notice of termination to the Consultant specifying the Termination Date.

4.7 Payments Upon Termination

(a) Upon termination of this Agreement voluntarily by the Consultant pursuant to Section 4.2, the Consultant shall be entitled to (A) accrued and unpaid Monthly Fees up to the Termination Date; and (B) accrued and unused days off earned up to the Termination Date (collectively, subparagraphs (A) and (B) the "**Accrued and Unpaid Compensation**").

(b) Upon termination of this Agreement by the Company for Material Breach pursuant to Section 4.3, the Consultant shall be entitled to the Accrued and Unpaid Compensation.

(c) Upon termination of this Agreement as a result of the Permanent Disability of the Principal pursuant to Section 4.4, the Consultant shall be entitled to receive the Accrued and Unpaid Compensation.

(d) Upon termination of this Agreement upon the death of the Principal pursuant to Section 4.5, the Consultant shall be entitled to receive the Accrued and Unpaid Compensation.

(e) If this Agreement is terminated pursuant to Section 4.6, other than within twelve (12) months following a Change of Control, then subject to meeting the Release Requirement, Consultant shall be entitled to receive:

(i) the Accrued and Unpaid Compensation;

(ii) eighteen (18) times the Monthly Fee; and

(iii) eighteen (18) times the Target Performance Bonus.

For purposes of this Article 4, "Release Requirement" means that Principal and Consultant gave executed and delivered to the Company a general release of claims in favor of the Company and its respective shareholders, members, partners, officers, directors, managers, employees, and other affiliates on the form prescribed by the Company and such release has become irrevocable in accordance with its terms within sixty (60) days following the termination of this Agreement.

(f) Other than as provided in Section 4.7, or in Section 4.8 in the event this Agreement is terminated within twelve (12) months of a Change of Control, the Consultant shall have no claim whatsoever against the Company for notice, damages, compensation, reimbursement, remuneration or otherwise arising out of or relating to the termination of this Agreement. The Company's payment and other obligations shall not be reduced by reason of any actual mitigation of damages by Consultant or the Principal, nor by any failure by the Consultant or the Principal to take reasonable steps to mitigate its or his damages.

4.8 Change of Control Termination

(a) Notwithstanding Section 4.7, if this Agreement is terminated by the Consultant for Good Reason or by the Company without Material Breach (other than on account of the Principal's death or Permanent Disability), in either such case within twelve (12) months following a Change of Control of the Company, then subject to the Release Requirement, Consultant shall be entitled to receive, conditional upon the Consultant's compliance with Article 5 of this Agreement and its execution of a release in form and content acceptable to the Company, acting reasonably:

(i) the Accrued and Unpaid Compensation;

(ii) eighteen (18) times the Monthly Fee;

(iii) eighteen (18) times the Target Performance Bonus;

(iv) eighteen (18) times the pro-rated portion of the Target Performance Bonus that the Consultant would have been entitled to in respect of the fiscal year in which the Termination Date occurs, calculated by multiplying the Target Performance Bonus by the fraction that the number of days in such fiscal year up to the Termination Date is of the total number of days in such fiscal year; and

(v) any securities convertible into or exchangeable for securities or shares of the Company or any other equity linked entitlements, including RSUs and Options, related to the common shares of the Company which are not yet vested or exercised (the "**Unexercised Rights**") shall, to the extent permitted by applicable laws, be accelerated so that, notwithstanding any provisions of any resolution, by-law, agreement, contract or instrument pertaining to or evidencing Unexercised Rights to the contrary, such Unexercised Rights become immediately exercisable and all Unexercised Rights shall remain exercisable for 180 days following the termination of this Agreement and this Agreement shall evidence any such agreement of the Company and the Consultant to such acceleration as may be required under, pursuant to or in connection with the Unexercised Rights.

The Consultant cannot terminate this Agreement for Good Reason unless it has provided written notice to the Company of the existence of the circumstances providing grounds for terminating this Agreement for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances and has failed to do so.

(b) For purposes of this Agreement, "**Change of Control**" shall mean the occurrence of any of the following after the Effective Date:

(i) any change in the holding, direct or indirect, of shares in the capital of the Company as a result of which a person, or a group of persons, or persons acting jointly or in concert, or persons associated or affiliated with any such person or group within the meaning of the *Business Corporations Act* (Ontario), are in a position to exercise effective control of the Company, provided that for the purposes of this Agreement a person or group of persons holding shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than 40% of the votes attaching to all shares in the capital of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to exercise effective control of the Company;

(ii) Incumbent Directors (as defined in Section 4.8(c)) ceasing to constitute a majority of the Board; or

(iii) any determination by the Board that any change referred to in Section 4.8(b)(i) has occurred or is about to occur (and any such determination shall be binding and conclusive for all purposes of this Agreement).

(c) For purposes of this Agreement, "**Incumbent Director**" shall mean an individual who, as of the date of this Agreement, is a member of the Board, and the members of the Board who are, at any time, Incumbent Directors, are referred to herein collectively as the "**Incumbent Board**" at such time; provided, however, that any individual becoming a director subsequent to the date of this Agreement, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was an Incumbent Director and a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the management or the Board shall be considered an Incumbent Director.

(d) For purposes of this Agreement, "**Good Reason**" shall mean the occurrence of any of the following without the Consultant's written consent:

(i) a material change (which is adverse to the Consultant) in the Services as such Services were being performed immediately prior to the Change of Control;

(ii) a reduction by the Company of the Annual Fee, any change in the basis upon which the Annual Fee is determined if the change is or will be adverse to the Consultant or any failure by the Company to increase the Annual Fee on a basis consistent with its practices in effect immediately prior to the

Change of Control or with practices implemented subsequent to the Change of Control with respect to senior executives of the Company, whichever is more favourable to the Consultant;

(iii) any failure by the Company to continue in effect any bonus, incentive, remuneration or compensation plan, stock ownership or purchase plan, or stock option plan in which the Consultant is participating or entitled to participate immediately prior to the Change of Control or the Company taking any action in relation to any such plan that would adversely affect the Consultant's participation in or reduce its rights or benefits under or pursuant to any such plan or failing to take any action necessary on its part in relation to any such plan to prevent any such adverse effect or reduction, or the Company failing to increase or improve such rights or benefits on a basis consistent with practices in effect immediately prior to the Change of Control or with practices implemented subsequent to the Change of Control with respect to senior executives of the Company, whichever is more favourable to the Consultant;

(iv) the Company requiring the Principal to provide the Services at a location other than the location at which he performed the Services for the Company immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with the Consultant's business obligations immediately prior to the Change of Control;

(v) any breach by the Company of any provision of this Agreement; or

(vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

4.9 <u>Termination Date</u>

For purposes of this Agreement, the "**Termination Date**" shall be:

(a) If the Consultant terminates this Agreement pursuant to Section 4.2, the date specified in the Termination Notice, which shall be not less than two (2) months following the date on which the Termination Notice is delivered, unless the Company provides notice in writing to the Consultant of its waiver of all or a portion of such two (2) month period as set out in Section 4.2, in which case, the Termination Date shall be the date set out by the Company in its waiver of the notice period;

(b) If the Company terminates this Agreement pursuant to Section 4.3, the date the Termination Notice is delivered to the Consultant;

(c) If this Agreement is terminated pursuant to Section 4.4, the date that it is determined that the Principal has a Permanent Disability;

(d) If this Agreement is terminated pursuant to Section 4.5, the date of the Principal's death;

(e) If the Company terminates this Agreement pursuant to Section 4.6, the date specified in the Termination Notice; and

(f) If the Consultant terminates this Agreement with Good Reason pursuant to Section 4.8, the date specified in the Termination Notice, which shall be not less than sixty (60) days following the date on which the Termination Notice is delivered.

4.10 Equity Compensation

Upon the termination of this Agreement for any reason, (i) the treatment of all Options or other forms of equity compensation award granted to the Consultant shall be governed by the terms of the applicable plan or any successor or replacement plan and the applicable award agreements with the exception of termination in accordance with Section 4.8 in which case, the provisions of Section 4.8 shall supersede any conflicting provisions of the applicable plan.

4.11 Resignation of All Other Positions

Upon the termination of this Agreement for any reason, the Principal shall be deemed to resign, effective on the Termination Date, from all positions that the Principal holds as an officer or member of the Board (or a committee thereof) of the Company.

ARTICLE 5
CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

5.1 Confidential Information Defined

(a) For purposes of this Agreement, "**Confidential Information**" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, work-in-process, databases, manuals, records, financial information, results, developments, reports, internal controls and security procedures. The Consultant and Principal understand that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Consultant or Principal; provided that, such disclosure is through no direct or indirect fault of the Consultant or person(s) acting on the Consultant's behalf.

5.2 Disclosure and Use Restrictions of Confidential Information

The Consultant and Principal agree and covenant: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Consultant's and Principal's duties to the Company. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent Principal from testifying truthfully under oath in a judicial proceeding or to limit Principal's right to communicate with a government agency, as provided for, protected under or warranted by applicable law.

The Consultant and Principal understand and acknowledge that their obligations under this Agreement with regard to any Confidential Information shall commence immediately upon the Consultant first having access to such Confidential Information (whether before or after the Effective Date) and shall continue during and after the term of this Agreement until such time as such Confidential Information has become public knowledge other than as a result of the Consultant's breach of this Agreement. The Consultant and Principal acknowledge that all Confidential Information is the property of the Company and agrees to promptly return all such property in their possession or directly or indirectly under their control following the Date of Termination.

5.3 Non-Competition

(a) The Consultant and Principal agree that they shall not, at any time during the period commencing on the date hereof and ending on the twelve (12) month anniversary of the Termination Date (the "**Restricted Period**"), directly or indirectly, on their own behalf or on behalf of any other person or entity, engage in exploration, whether directly or indirectly, within 100 kilometers of any: (i) existing asset of the Company or its affiliates (whether whole or partially owned by the Company or its affiliates); or (ii) any active prospect of the Company and its affiliates, in which the Company and its affiliates were involved or in respect of which the Company and its affiliates had commenced an evaluation process at the time of termination and of which the Principal was aware.

(b) Notwithstanding the foregoing restrictions the Consultant or Principal may acquire securities (i) of a class or series that is traded on any stock exchange or over the counter if such securities represent not more than 5% of the issued and outstanding securities of such class or series, (ii) of a mutual fund or other investment entity that invests in a portfolio the selection and management of which is not within the control of the investor, or (iii) held in a fully managed account where the Consultant or Principal does not direct or influence in any manner the selection of any investment in such securities.

5.4 Non-Solicitation of Customers and Suppliers

The Consultant and Principal agree that they shall not during the Restricted Period either on their own behalf or in conjunction with or on behalf of any other person, directly or indirectly, induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other person or entity having business relations with the Company and with whom or which Consultant or Principal had direct business contact on behalf of the Company during the Term to cease doing business with the Company, or in any way interfere with the relationship between the Company and any such customer, supplier, licensee, licensor, franchisee or person or entity having business relations with the Company (including making any negative or disparaging statements or communications regarding the Company).

5.5 Non-Solicitation of Employees

The Consultant and Principal agree that they will not during the Restricted Period, either on their own behalf or in conjunction with or on behalf of any other person, directly or indirectly induce or attempt to induce any employee of the Company with whom Consultant or Principal had direct business contact on behalf of the Company during the Term to leave such employment, or in any way interfere with the relationship between the Company and any of its respective employees.

5.6 Acknowledgement

(a) The Consultant and Principal acknowledge and agree that the Services to be rendered by them to the Company are of a special and unique character; that the Consultant and Principal will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Consultant and Principal providing the Services; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

(b) The Consultant and Principal further acknowledge that the amount of their compensation reflects, in part, its obligations and the Company's rights under Article 5; that it has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that they will not be subject to undue hardship by reason of its full compliance with the terms and conditions of Article 5 or the Company's enforcement thereof.

(c) The provisions of this Article 5 shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If a court determines that any provision of this Agreement is overly broad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of this Agreement is found by a court to be overbroad and unenforceable and not capable of modification, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement.

5.7 Remedies

In the event of a breach or threatened breach by the Consultant or Principal of Article 5, the Consultant and Principal hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

5.8 Applicability to Affiliates

The obligations undertaken by the Consultant and Principal pursuant to this Article 5 may be enforced directly against the Consultant by any affiliate of the Company, and shall, with respect to each affiliate, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenant in favour of the Company or any other affiliate.

5.9 Suspension of Time Periods During Breach

If the Consultant is in breach of any of the terms of this Article 5, the running of the Restricted Period shall be stayed and shall recommence upon the date the Consultant ceases to be in breach thereof, whether voluntarily or by injunction.

ARTICLE 6
GENERAL

6.1 Governing Law: Jurisdiction and Venue

This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Ohio. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in the State of Ohio. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

6.2 Entire Agreement

Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Consultant, Principal and the Company pertaining to the appointment and duties of the Consultant and Principal, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect thereto.

6.3 Modification and Waiver

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Consultant, Principal, and by two directors or officers of the Company on behalf of the Company. No waiver by any party of

any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any party in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.4 Subcontracting and Assignment

The Consultant will not, without the Company's prior written consent (in its sole discretion), subcontract or otherwise assign, in whole or in part, any or all of its rights or obligations under this Agreement, and any attempt without such consent will be null and void.

6.5 Severability

If any portion of this Agreement shall be held by a court as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties.

6.6 Counterparts

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

6.7 Currency

All dollar amounts referenced in this Agreement are in United States dollars.

6.8 Notice

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Suite 3123 - 595 Burrard Street, PO Box 49139,
Three Bentall Centre,
Vancouver, BC, V7X 1J1
Attention: Chairman of the Board
pmartin@nexmetalsmining.com

If to the Consultant:

[redacted]

6.9 Representations of the Consultant

The Consultant and Principal represent and warrant to the Company that:

(a) The Consultant's and Principal's entering into of this Agreement and the performance of their duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which they are a party or are otherwise bound.

(b) The Consultant's and Principal's entering into of this Agreement and the performance of their duties hereunder will not violate any non-competition, non-solicitation or other similar covenant or agreement or understanding to which they are a party or are otherwise bound.

6.10 Survival

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

6.11 Acknowledgment of Full Understanding

THE CONSULTANT AND PRINCIPAL ACKNOWLEDGE AND AGREE THAT THEY HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. THE CONSULTANT AND PRINCIPAL ACKNOWLEDGE AND AGREE THAT THEY HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH INDEPENDENT COUNSEL BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

NEXMETALS MINING CORP.

[redacted]____________________
Paul Martin
Chairman

ELKAM CONSULTING LTD.

[redacted]____________________
Sean Whiteford, its Chief Executive Officer

PRINCIPAL

[redacted]____________________
Sean Whiteford

Schedule "A" - Statement of Services

The Principal will act as the Chief Executive Officer of NexMetals Mining Corp. The services of the Principal provided by the Consultant are those of the Chief Executive Officer as set forth under the laws and the constating documents of the Company and otherwise performing such other duties and functions as are commonly within the scope and duties of a Chief Executive Officer of a company such as the Company and such other duties and functions as may reasonably be assigned or delegated from time to time by the Board. The Board shall be entitled to delete, add to or vary any of the responsibilities and authority assigned to the Principal; provided however, the Principal will not be assigned duties or be required to perform services which he cannot reasonably perform, or which are inconsistent with the status of the position of Chief Executive Officer.